Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Summit Financial Group, Inc. and Subsidiaries of our reports dated March 2, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Summit Financial Group, Inc. and Subsidiaries for the year ended December 31, 2014.

We also consent to the reference of our Firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

ARNETT CARBIS TOOTHMAN LLP

Charleston, West Virginia
March 27, 2015